FUQI International, Inc. Reports Third Quarter 2008 Financial Results
-- 3Q08 Revenues Increased 159% to $93.7 Million
-- 3Q08 Net Income Increased 140% to $6.5 Million, or $0.31 per Diluted Share
-- Company Raises Fiscal 2008 Revenue, Net Income and Diluted EPS Forecast

SHENZHEN, China, Nov. 14 -- FUQI International, Inc. (Nasdaq:FUQI) today announced financial results for the quarter ended September 30, 2008.

Revenues for the third quarter of 2008 increased 159% to $93.7 million from $36.2 million in the third quarter of 2007, due to increases in sales volumes and selling prices in the wholesale business. Wholesale contributed $90.5 million to overall revenues, representing growth of 152% year over year, and exceeding expectations. Retail revenues were slightly lower than expected, primarily as a result of slower retail business in Beijing and Shanghai regions during the Olympic Games. Retail contributed $3.2 million to overall revenues during the quarter, with $2.2 million coming from Temix and $1.0 million from Fuqi branded products.

Gross profit in the third quarter of 2008 increased 144% to $11.0 million from $4.5 million for the same period in the prior year. Gross profit was positively impacted by higher than expected sales in the wholesale business and by the contribution of incremental gross profits from the retail business. Gross profit margin was 11.7% in the third quarter of 2008, down from 12.4% in the same period of the prior year.

Operating expenses in the third quarter of 2008 increased to $2.7 million from $807,000 in the same period of the prior year. This increase was a result of expanded administrative costs required to support a growing revenue base, higher promotion costs, payrolls, business taxes, options granted and increased salaries to certain executives, as well as expenses incurred as a result of being a publicly traded company. Additionally, personnel expenses associated with retail expansion, as well as higher security costs during the Olympics contributed to higher operating expenses. Operating income in the third quarter increased 124% to $8.3 million from $3.7 million in the third quarter of 2007.

Net income in the third quarter of 2008 increased 141% to $6.5 million, or $0.31 per diluted share, from $2.7 million, or $0.21 per diluted share, in the same period of the prior year. Net margin was 7.0%, down from 7.5% in the prior year period. The decrease in net margin was primarily a result of increased operating expenses due to infrastructure expansion to support revenue growth. Non-cash items in the third quarter of 2008 included a $149,000 expense for equity based compensation and a $209,000 retail barter revenue gain. (Barter exchanges are incurred when retail customers trade-in their jewelry to obtain barter credits that can be used in lieu of cash to buy jewelry products at the Company's retail counters). Third quarter 2008 net income also benefited from a $23,000 non-operating income derivative gain associated with gold futures the Company purchased to hedge against its inventory position during the quarter.

On September 30, 2008, the Company had cash of $56.2 million, compared with $63.3 million on December 31, 2007, as the Company invested in inventory to fill up retail counter and store show cases and fulfill large orders generated from jewelry trade fairs, and as the Company paid $3.9 million cash consideration during the quarter for the acquisition of Temix. Total inventory at the end of the third quarter was $50.4 million, up from $35.1 million at the end of the second quarter, which includes inventory valued at approximately $9.8 million from the Temix acquisition. Management expects inventory and cash positions to fluctuate from time to time as the Company anticipates periods of high demand and increases of inventory to meet that expected demand.

Mr. Yu Kwai Chong, Chairman of Fuqi International, commented, "We are very pleased with our results for the third quarter, which exceeded our expectations, despite some slowing in the growth rate of the global economy, and therefore the Chinese economy, as well as the financial impact of the Olympics, which not only caused slower than expected retail sales, but also higher security expenses. In spite of these issues, we continue to see increasing demand for our products, and larger orders from our existing customers. We also believe that recent government stimulus policies can motivate additional consumer spending. We have a strong balance sheet to support our growth, the right mix of products and distribution and a strong management team. We believe that Fuqi is poised to build the leading provider of luxury jewelry products in China."

2008 Financial Outlook

For the full year 2008, the Company is raising its 2008 revenue, net income and diluted earnings per share estimates. It now expects total revenue of approximately $345 - $350 million. This forecast is comprised of $337 - $341 million in expected wholesale revenue and $8 - $9 million in expected revenue from retail. The Company also anticipates consolidated net income of $25.9 - $26.5 million, and diluted EPS of $1.17 - $1.20, based on a weighted average share count of 22.1 million shares.

For the fourth quarter, the Company anticipates total revenue of approximately $107-112 million, which represents $103 - $107 million in wholesale revenues and $4 - 5 million in retail revenues. Net income in the fourth quarter is expected to be in the range of $7.6 - $8.0 million, or $0.34 - $0.36 per diluted share, based on a weighted average share count of 22.1 million shares. Gross margin for the fourth quarter is expected to be approximately 11.0%, and net margin is expected to be approximately 7.1%.

Mr. Chong continued, "Having handily exceeded our own expectations for the third quarter, in the face of a slowing global economy, we remain optimistic about the future growth of Fuqi in China, as evidenced by our increase in guidance. Our growth will continue to be driven by wholesale revenue in the near term, but we believe that longer term the Temix and Fuqi retail brands can have a significant impact on our margins. We believe we are well positioned in both the wholesale and the retail business to capture ongoing demand for luxury jewelry products - primarily gold, but also platinum and diamond. Our Temix expansion is complete in the larger markets and we are beginning to focus our expansion into Tier 2 and 3 cities, where we believe the best future opportunities for revenue growth are. To serve the overall business, we will continue to manage our balance sheet to be prepared to capitalize on opportunities we see in the marketplace."

Conference Call

The Company will conduct a conference call to discuss the third quarter 2008 results today, Friday, November 14, 2008 before the market open at 8:30 am ET. Listeners may access the call by dialing #1-913-312-4374. To listen to the live webcast of the event, please go to http://www.viavid.net. A replay of the call will be available through November 21, 2008. Listeners may access the replay by dialing # 719-457-0820; Passcode: 6545879.

About FUQI International, Inc.

Based in Shenzhen, China, FUQI International, Inc. is a leading designer of high quality precious metal jewelry in China, developing, promoting, and selling a broad range of products in the large and rapidly expanding Chinese luxury goods market.

Safe Harbor Statement

The statements set forth above include forward-looking statements that may involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, risks related to our acquisition of Temix in August 2008, adverse capital and credit market conditions, the vulnerability of the Company's business to a general economic downturn in China; fluctuation and unpredictability of costs related the gold, platinum and precious metals and other commodities used to make the Company's products; changes in the laws of the PRC that affect the Company's operations; the Company's recent entry into the retail jewelry market; competition from competitors; the Company's ability to obtain all necessary government certifications and/or licenses to conduct its business; development of a public trading market for the Company's securities; the cost of complying with current and future governmental regulations and the impact of any changes in the regulations on the Company's operations; and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The forward-looking statements are also identified through use of the words "believe," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's reports and other filings with the Securities and Exchange Commission.

(Financial Tables to Follow)

Fuqi International, Inc.
Condensed Consolidated Statements of Income and Comprehensive Income
(Unaudited)

	Three-Months Ended,		Nine-Months Ended,
	September 30,		September 30,
	2008	2007	2008	2007
Net sales
Wholesale and
distribution	$90,523,143	$35,860,974	$233,011,441	$89,823,682
Retail	3,154,558	386,837	5,108,874	665,094

	93,677,701	36,247,811	238,120,315	90,488,776

Cost of sales
Wholesale and
distribution	80,723,212	31,467,727	207,616,922	79,288,647
Retail	1,956,227	303,487	3,596,854	506,150

	82,679,439	31,771,214	211,213,776	79,794,797

Gross profit	10,998,262	4,476,597	26,906,539	10,693,979

Operating expenses:
Selling and marketing	1,559,892	268,334	2,486,020	648,907
General and
administrative	1,153,666	539,153	3,222,725	1,700,751

Total operating
expenses	2,713,558	807,487	5,708,745	2,349,658

Income from operations	8,284,704	3,669,110	21,197,794	8,344,321

Other income (expenses):
Interest expense	(400,799)	(384,406)	(1,086,954)	(914,182)
Interest income	6,715	2,850	20,050	5,859
Change of fair value of
inventory loan payable	--	2,683	--	(45,692)
Gain from derivative
instrument	22,954	--	1,584,220	--
Miscellaneous	16,111	88	272,271	5,702

Total other income
(expenses)	(355,019)	(378,785)	789,587	(948,313)

Income before provision
for income taxes	7,929,685	3,290,325	21,987,381	7,396,008

Provision for income taxes	1,409,127	560,026	3,820,983	1,293,521

Net income	6,520,558	2,730,299	18,166,398	6,102,487

Other comprehensive
income - foreign
currency
translation adjustments	707,332	228,320	7,213,788	553,239

Comprehensive income	$7,227,890	$2,958,619	$25,380,186	$6,655,726

Earnings per share -
basic	$0.31	$0.21	$0.86	$0.49

Earnings per share -
diluted	$0.31	$0.21	$0.86	$0.42

Weighted average number of
common shares - Basic	21,247,868	12,835,955	21,033,701	12,497,006

Weighted average number of
common shares- Diluted	21,247,868	12,835,955	21,033,701	14,531,517

Fuqi International, Inc.
Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash	$56,182,097	$63,293,653
Restricted cash	--	410,700
Accounts receivable, net of
allowance for doubtful accounts
of $606,000 for 2008 and
$470,000 for 2007	50,700,802	23,864,141
Refundable value added taxes	5,255,645	2,094,946
Inventories, net of reserve of
$1,958,552	50,436,588	29,639,236
Prepaid expenses and other current
assets	1,191,873	1,700,432

Deferred taxes	2,369,407	79,402
Total current assets	166,136,412	121,082,510

Property, equipment, and improvements,
net	3,222,620	1,495,861
Deposits	104,674	97,706
Acquired intangibles, less accumulated
amortization	3,229,280	--
Goodwill	1,678,068	--
Other assets	143,074	38,513

	$174,514,128	$122,714,590
LIABILITIES AND STOCKHOLDERS'
EQUITY
Current liabilities:
Notes payable	$21,999,619	$15,743,504
Line of Credit	-	1,369,000
Accounts payable and accrued
liabilities	6,277,781	662,662
Other payable, related party	7,009,165	-
Accrued business tax	387,538	498,792
Customer deposits	8,013,480	5,278,534
Income tax payable	3,730,128	1,902,443
Total current liabilities	47,417,711	25,454,935

Long term debt	--	--

Total liabilities	47,417,711	25,454,935
STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par
value, 5,000,000 shares authorized,
none issued and outstanding	--	--
Common stock, $0.001 par value,
100,000,000 shares authorized,
shares issued and outstanding -
22,005,509 shares for 2008 and
20,924,843 shares for 2007	22,006	20,925

Additional Paid in capital	81,905,297	77,449,355
Accumulated foreign currency
translation adjustments	10,198,376	2,985,035
Retained earnings	34,970,738	16,804,340

Total stockholders' equity	127,096,417	97,259,655

	$174,514,128	$122,714,590

Fuqi International, Inc.
Condensed Consolidated Statement of Cash Flows (Unaudited)
Increase (Decrease) in Cash

	Nine-Months Ended September 30,
	2008	2007
Cash flows provided by operating
activities:
Net income	$18,166,398	$6,102,487
Adjustments to reconcile net income
to net cash provided by (used for)
operating activities:
Depreciation and amortization	363,644	242,160
Provision for inventory reserve	1,958,552	--

Bad debt	100,633	158,129
Stock based compensation expense	445,653	--
Loss on disposal of fixed assets	18,189	--

Changes in operating assets and
liabilities, net of effects of
acquisition in 2008:
Accounts receivable	(24,737,675)	(4,301,122)
Refundable value added taxes	(2,951,671)	(929,785)
Inventories	(10,614,653)	(8,795,197)
Prepaid expenses and other current
assets	(115,136)	(48,536)
Deposits - short term	--	684,617
Deferred offering costs	--	(217,674)
Deferred taxes	(2,239,121)	(23,719)
Other assets	(111,561)	3,061
Accounts payable, accrued
expenses, accrued business, and
accrued estimated penalties	4,957,894	1,830,231
Customer deposits	2,311,975	2,446,706
Income tax payable	1,658,344	1,175,777
Net cash used for operating
activities	(10,788,535)	(1,672,865)

Cash flows provided by (used for) investing
activities:
Purchase of property, equipment and
improvements	(959,435)	(25,347)
Business acquisition	(3,911,646)	-
Decrease (Increase) in restricted cash	431,282	(392,054)
Net cash used for investing
activities	(4,439,799)	(417,401)

Cash flows provided by (used for)
financing activities:
Proceeds from short-term borrowing	$3,594,019	$1,960,272
Proceeds from exercise of warrants,
net of financing cost	--	2,755,479
Proceeds from loans borrowed from
stockholder	--	203,506
Repayments to loans payable to
stockholder	--	(642,295)
Net cash provided by financing
activities	3,594,019	4,276,962

Effect of exchange rate changes on cash	4,522,759	555,609

Net increase (decrease) in cash	(7,111,556)	2,742,305

Cash, beginning of period	63,293,653	13,354,981

Cash, end of period	$56,182,097	$16,097,286

Supplemental disclosure of cash flow information:

Interest paid	$604,505	$904,194

Income taxes paid	$4,449,155	$141,463

Non-cash activities:

Issuance of common stock for the
Temix acquisition	$4,021,160	$--

Non monetary exchanges related to
certain retail sales	$607,186	$--

Transfer of acquisition deposit
as a payment of the purchase
price for business acquisition	$718,804	$--